Exhibit 10.1

As of August 1, 2017

Frank J. Del Rio

President and Chief Executive Officer

Norwegian Cruise Line Holdings Ltd.

7665 Corporate Center Drive

Miami, Florida 33126

Re:	Amendment to Executive Employment Agreement

Dear Frank:

You are a party to an Amended and Restated Executive Employment Agreement dated as of June 5, 2014 by and among you, Oceania Cruises, Inc. (“Oceania”) and Prestige Cruises International, Inc. (“PCI”) (the “Employment Agreement”), a letter agreement dated September 2, 2014 among you, Oceania, and Norwegian Cruise Line Holdings Ltd. (“Norwegian” or the “Company”) (the “September 2014 Letter Agreement”), and a letter agreement dated as of August 4, 2015 by and between you and Norwegian (the “August 2015 Letter Agreement”). The Employment Agreement, the September 2014 Letter Agreement, and the August 2015 Letter Agreement are collectively referred to herein as the “Prior Agreements.” This letter agreement (this “Agreement”), effective as of the date hereof, constitutes an amendment of the Prior Agreements. Unless otherwise stated, all capitalized terms used in this Agreement shall be as defined in the Prior Agreements.

1.	Continuation of Employment

The Period of Employment is extended through and, unless otherwise agreed by the parties and subject to earlier termination pursuant to Section 2 of this Agreement, will end on December 31, 2020.

2.	Severance

Your right to severance benefits under Section 6 of the Employment Agreement, Section 2 of the September 2014 Letter Agreement and Section 1 of the August 2015 Letter Agreement shall be deleted and replaced in their entirety by the below. Your employment hereunder and the Period of Employment may be terminated without any breach of this Agreement at any time and for any reason by either you or Employer without the provision of notice. Employer and Executive intend for Executive to be an “employee at will,” and the Period of Employment specified in Section 1 of this Agreement shall not be construed under any circumstances to alter such “at will” employment relationship. Nothing in this paragraph, however, limits your rights to the severance benefits provided below if your employment terminates in circumstances (as set forth below) that entitle you to such benefits.

In connection with any termination of your employment, you will be entitled to payment of your accrued and unpaid Base Salary through the date of termination of employment. In addition, if your employment is terminated during the Period of Employment by Employer without Cause or by Executive for Good Reason, or if your employment is terminated at the expiration of your Period of Employment without it being extended, you will be entitled to any benefits under Section 4.2 of the Employment Agreement as modified by Section 3 of the August 2015 Letter Agreement subject to you signing a release of claims (in the form attached as Exhibit B to the August 2015 Letter Agreement, as modified by Section 5 of this Agreement (the “Release”)) within twenty-one days following such termination and you not revoking such release. For clarity, Section 4.3 of the Employment Agreement is deleted and will not apply.

In addition, you will be entitled to a lump sum cash payment equal to 2.25 times the sum of: (a) your annualized base salary as in effect on the date of this Agreement, (b) your target annual cash bonus as in effect on the date of this Agreement and (c) your country club dues and fees ($20,000), annual automobile allowance ($24,000) and tax advice and income preparation benefit ($20,000) (subject to applicable withholding) on the first to occur of: (a) December 31, 2020, provided that you remain employed by the Company through such date; or (b) if your employment by the Company terminates prior to December 31, 2020 due to a termination by the Company without Cause, by you for Good Reason, or due to your death or Disability, the 30th day following the date of employment termination, subject to the provisions of Section 15 of the Employment Agreement and further subject (other than if the termination of employment is the result of your death) to you signing a Release within twenty-one days following such termination and you not revoking such Release. This lump sum cash payment is equal to 2.25 times your base salary and target cash bonus as of the date of this Agreement plus benefits in the amounts listed above and is not subject to future adjustments in the event that your base salary, cash bonus or benefits are adjusted after the date hereof. For clarity, you will not be entitled to such lump sum cash payment if your employment ends prior to December 31, 2020 due a termination of your employment by the Company for Cause or by you without Good Reason (and other than due to your death or Disability). For clarity, if you continue to be employed following December 31, 2020 (and the payment of the lump sum cash payment referred to above) you will not be entitled to additional severance (except as expressly provided in the next paragraph) in connection with any termination of your employment (regardless of the reason for such termination) after December 31, 2020.

You will (to the extent such continued coverage may be provided consistent with applicable law) be entitled to continued health/medical plan benefits for you and your eligible dependents as provided for in Section 4.6 of the Employment Agreement for two years following the first to occur of: (a) a termination of your employment on December 31, 2020 as a result of the expiration of the Period of Employment without it being extended; or (b) if your employment by the Company terminates prior to December 31, 2020 due to a termination by the Company without Cause or by you for Good Reason, the date of employment termination; in each case subject to the provisions of Section 15 of the Employment Agreement and further subject to you signing a Release within twenty-one days following such date and you not revoking such Release. You will make arrangements reasonably satisfactory to the Company to provide for any tax withholding required in connection with such benefit.

You are not entitled to severance under any other severance plan, policy or arrangement of the Company in connection with any termination of your employment (except as described above).

2

The foregoing provisions of this Section 2 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Employer welfare benefit plan as then in effect; (ii) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverage; or (iii) the Executive’s receipt of vested benefits otherwise due in accordance with the terms of Employer’s 401(k) plan, or the Company’s Amended and Restated 2013 Performance Incentive Plan (or any successor plan). Executive shall, however, not be entitled to participate in any other plan or arrangement of Employer or any of its affiliates providing payments or benefits in the nature of severance (notwithstanding anything in Section 4.6 of the Employment Agreement to the contrary).

3.	Equity Awards

You are being granted Norwegian Restricted Share Units (“Norwegian RSUs”) in connection with entering into this Agreement (“2017 RSUs”).

In addition, in or about March 2018, March 2019, and March 2020, subject in each case to your continued employment with the Company through the applicable grant date, you will be granted additional Norwegian RSUs that have a grant date fair value (determined by multiplying the number of Norwegian RSUs granted (the “target” number of Norwegian RSUs in the case of an award with performance-based vesting conditions) by the closing price of an ordinary share of the Company on the applicable grant date) of not less than Seven Million Five Hundred Thousand dollars ($7,500,000). At least sixty percent (60%) (or such greater amount as may be determined by the Company’s Board of Directors or a committee thereof) of each such grant date fair value will be awarded in Norwegian RSUs that are subject to performance-based vesting requirements (and potentially additional vesting requirements based on continued employment) (“Performance RSUs”), and the balance of the award will be in Norwegian RSUs that are subject to vesting requirements based on continued employment but not performance-based vesting requirements (“Time-Based RSUs”).

Each award of Norwegian RSUs will be subject to vesting and other terms established by the Company’s Board of Directors or a committee thereof and will be granted pursuant to and subject to the terms and conditions of a restricted share unit award agreement and equity plan, each of which will be provided to you in conjunction with the grant of such award.

Your Norwegian RSUs and stock options granted by the Company prior to the date of this Agreement shall continue in effect in accordance with their applicable terms and conditions (including applicable provisions of the Prior Agreements). Except as provided above, you are not and you shall not be entitled to any additional stock options or other equity awards from the Company.

3

Your 2017 RSUs and any additional Norwegian RSUs awarded after the date of this Agreement will be subject to accelerated vesting as provided in this paragraph. Upon a termination of your employment with the Company by the Company without Cause or by you for Good Reason, or by the Company due to your death or Disability, or in the event that your employment terminates on December 31, 2020 (or such other date as may be agreed to by both parties) as a result of the expiration of the Period of Employment, all such Norwegian RSUs that are then outstanding and unvested shall: (a) in the case of such Norwegian RSUs that are Time-Based RSUs (but including any Performance RSUs as to which the applicable performance conditions have been satisfied and remain outstanding subject to only time-based vesting conditions), vest, and (b) in the case of such Norwegian RSUs that are Performance RSUs that remain subject to performance-based vesting conditions, remain outstanding and be paid (subject to the applicable performance conditions) as though your employment had not terminated (with any time-based vesting conditions that would otherwise extend beyond the end of the applicable performance period deemed satisfied as of the end of the applicable performance period). Any acceleration of vesting pursuant to this paragraph (other than as a result of your death) shall be subject to the condition that you sign a Release within twenty-one days following the termination of your employment with the Company and you not revoking such Release, and the Section 409A timing of payment rules of Section 15(c) of the Employment Agreement shall apply.

Other than as explicitly set forth herein, unvested Norwegian RSUs shall be forfeited upon your employment termination. For clarity, Section 4.3 of the Employment Agreement and Section 3 of the September 2014 Letter Agreement were superseded by the August 2015 Letter Agreement and you are not entitled to any awards pursuant to Section 4.3 of the Employment Agreement or Section 3 of the September 2014 Letter Agreement. Sections 4 and 5 of the August 2015 Letter Agreement will remain in full force and effect as to outstanding awards previously granted under such provisions. For clarity, you are not entitled to any new award pursuant to Section 4 or pursuant to Section 5 of the August 2015 Letter Agreement.

4.	Impact of Section 280G of the I.R.C.

The current provisions of Section 7 of the Employment Agreement are deleted and replaced in their entirety by the following paragraph.

Notwithstanding anything else to the contrary (in this Agreement, in the Prior Agreements or otherwise), if following a change in ownership or effective control or in the ownership of a substantial portion of assets (in each case, within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (“Code”)), the tax imposed by Section 4999 of the Code or any similar or successor tax (the “Excise Tax”) applies to any payments, benefits and/or amounts received by the Executive pursuant to this Agreement or otherwise, including, without limitation, any acceleration of the vesting of outstanding stock options or other equity awards (collectively, the “Total Payments”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the Excise Tax; provided that such reduction to the Total Payments shall be made only if the total after-tax benefit to the Executive is greater after giving effect to such reduction than if no such reduction had been made. If such a reduction is required, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash payments under this Agreement or the Prior Agreements, then by reducing or eliminating any accelerated vesting of stock options, then by reducing or eliminating any accelerated vesting of other equity awards, then by reducing or eliminating any other remaining Total Payments, in each case in reverse order beginning with the payments which are to be paid the farthest in time from the date of the transaction triggering the Excise Tax. The provisions of this paragraph shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

4

5.	Legal Updates

Nothing in the Prior Agreements, the Confidential Disclosure Agreement, or in the Release (the “Aggregated Documents”) prohibits you from filing a charge with or participating in an investigation conducted by any state or federal government agencies. Any waiver of your right to any relief arising from any Proceeding (as defined in the Release) is subject to compliance with law and, for clarity, does not prevent you from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

Notwithstanding any confidentiality provision in the Aggregated Documents, you may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist the Company and such counsel in resisting or otherwise responding to such process. You understand that nothing in the Aggregated Documents is intended to limit your right (i) to discuss the terms, wages, and working conditions of your employment to the extent permitted and/or protected by applicable labor laws, (ii) to report confidential information in a confidential manner either to a federal, state or local government official or to an attorney where such disclosure is solely for the purpose of reporting or investigating a suspected violation of law, or (iii) to disclose confidential information in an anti-retaliation lawsuit or other legal proceeding, so long as that disclosure or filing is made under seal and you do not otherwise disclose such confidential information, except pursuant to court order. The Company encourages you, to the extent legally permitted, to give the Company the earliest possible notice of any such report or disclosure. Pursuant to the Defend Trade Secrets Act of 2016, you acknowledge that you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of confidential information that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed in a lawsuit or other proceeding, provided that such filing is made under seal. Further, you understand that the Company will not retaliate against you in any way for any such disclosure made in accordance with the law. In the event a disclosure is made, and you file any type of proceeding against the Company alleging that the Company retaliated against you because of your disclosure, you may disclose the relevant confidential information to your attorney and may use the confidential information in the proceeding if (x) you file any document containing the confidential information under seal, and (y) you do not otherwise disclose the confidential information except pursuant to court order.

To the extent possible, this Agreement and the Prior Agreements are to be construed and interpreted in accordance with, and to avoid any tax, penalty, or interest under, Section 409A of the Code.

5

The addresses for notices pursuant to Section 8 of the Employment Agreement are amended to be as follows (subject to future updates in accordance with such section):

If to the Executive:	If to the Company:

to the Executive’s last address as	Chairman of the Board
reflected in the Company’s payroll	Norwegian Cruise Line Holdings Ltd.
records	7665 Corporate Center Drive
Miami, Florida 33126

and to:

General Counsel
Norwegian Cruise Line Holdings Ltd.
7665 Corporate Center Drive
Miami, Florida 33126

6.	Effect on the Prior Agreements

Except as modified pursuant to this Agreement, the Prior Agreements shall remain in full force and effect. On and after the date hereof, each reference in the Prior Agreements to “this Agreement,” “herein,” “hereof,” “hereunder” or words of similar import shall mean and be a reference to the Prior Agreements as amended hereby. To the extent that a provision of this Agreement conflicts with or differs from a provision of the Prior Agreements, such provision of this Agreement shall prevail and govern for all purposes and in all respects.

7.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

[The remainder of this page has intentionally been left blank.]

6

Sincerely,

NORWEGIAN CRUISE LINE HOLDINGS LTD.

By:	/s/John W. Chidsey
Chairman, Compensation Committee of the
Board of Directors

AGREED AND ACCEPTED:

/s/Frank J. Del Rio
Frank J. Del Rio

7